Exhibit 4.9
NEWPARK RESOURCES, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
     This Non-Qualified Stock Option Agreement (the “Agreement”) is dated ____________, 20___ (hereinafter referred to as the “Date of Grant”), by and between NEWPARK RESOURCES, INC., a Delaware corporation (the “Company”), and ________________________ (“Optionee”), with reference to the following facts:
     A. The Company has duly adopted the 2006 Equity Incentive Plan (As Amended and Restated Effective June 10, 2009) (as amended, hereinafter referred to as the “2006 Plan”) which authorizes the Compensation Committee of the Board of Directors of the Company (the “Committee”) to grant equity compensation, including but not limited to Non-Qualified Stock Options and Incentive Stock Options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and which is intended to encourage ownership of stock of the Company by officers and other key management employees and to provide additional incentive for them to promote the success of the Company.
     B. The Committee has determined that Optionee is entitled to participate in the 2006 Plan, and has taken appropriate action to authorize the granting of a Non-Qualified Stock Option to Optionee for the number of shares, at the price per share and on the terms set forth in this Agreement.
     C. Optionee desires to participate in the 2006 Plan and to receive a Non-Qualified Stock Option on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, the parties agree as follows:
     1. Grant of Option.
          The Company hereby grants to Optionee the right and option (hereinafter referred to as the “Option”) to purchase all or any part of an aggregate of _________ shares (the “Option Shares”) of common stock, $.01 par value, of the Company (the “Common Stock”), subject to the terms and conditions set forth in this Agreement and in the 2006 Plan. The Option is intended to be a non-qualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code, or any successor provision thereto. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the 2006 Plan.
     2. Purchase Price.
     The purchase price (the “Option Price”) of each Option Share shall be $______.
     3. Option Period.
          3.1 The Option shall commence on the Date of Grant and shall expire, and all rights to purchase the Option Shares shall terminate, at the close of business on the day (the “Expiration Date”) immediately preceding the tenth anniversary of the Date of Grant, unless
General Form

terminated earlier as provided in this Agreement. The Option shall not be exercisable until all legal requirements under the 2006 Plan have been fully complied with. Subject to the foregoing, the Option shall be exercisable during its term as to [one-fourth] of the Option Shares on the [first anniversary] of the Date of Grant; [one-fourth] of the Option Shares on the [second anniversary] of the Date of Grant; [one-fourth] of the Options on the [third anniversary] of the Date of Grant; and [one-fourth] of the Options on the [fourth anniversary] of the Date of Grant; provided, however, if Optionee shall not in any period purchase all of the Option Shares which Optionee is entitled to purchase in such period, Optionee may purchase all or any part of such Option Shares at any time after the end of such period and prior to the Expiration Date or the earlier termination of the Option as provided in this Agreement.
          3.2 Notwithstanding the foregoing, in the event of a Change in Control, then immediately prior to the consummation of such Change in Control, any Option evidenced hereby held by Optionee which remains unvested at such time shall immediately become vested. For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Plan unless the Optionee has entered into a change of control letter agreement with the Company (a “Change in Control Agreement”), in which event the term shall have the meaning set forth in the Change in Control Agreement. To the extent there is any conflict between the definition in the Change in Control Agreement and the definition in the Plan, the definition in the Change in Control Agreement shall control. Upon the occurrence of a Change in Control or Potential Change in Control (as defined in the Change in Control Agreement), the provisions of the Change in Control Agreement pertaining to the acceleration of vesting of any Awards, including the Option evidenced by this Agreement, shall control.
     In the case any item of income under the Option subject to this Agreement to which the definition of “Change in Control” under the Plan or Change in Control Agreement, as appropriate, would otherwise apply with the effect that the income tax under Section 409A of the Code would apply or be imposed on income under that Option, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change in Control” herein shall mean, but only with respect to the income so affected, a transaction, circumstance or event that constitutes a “Change in Control” under the Plan or Change in Control Agreement, as appropriate, and that also constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).
     4. Exercise of Option.
          4.1 The Option may be exercised in whole or in part (but not as to fractional shares or fewer than 100 shares or, if less, for all the remaining Option Shares, in any single exercise) by the delivery of an executed Notice and Agreement of Exercise in the form attached hereto as Exhibit A, accompanied by payment of the Option Price and any amounts required to be withheld for tax purposes under Section 14 of the 2006 Plan.
          4.2 The Option Price of Option Shares purchased shall be paid in full (a) in cash or by check acceptable to the Committee, (b) by the delivery of Shares which have been outstanding for at least six months or such other minimum period as may be required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes (unless the Committee approves a shorter period) and which have a Fair Market Value on the date the Option is exercised not in excess of the full Option Price for the Option Shares with respect to which the Option is being exercised and by paying the remaining amount of such Option Price as provided in clause (a) above, (c) to the extent permitted by Applicable Laws, by a Cashless Exercise, or (d) by any combination of the foregoing permissible forms of payment.
     5. Employment of Optionee.
          5.1 Except as otherwise provided in Section 6 of this Agreement, Optionee may not exercise the Option unless, at the time of exercise, Optionee is an Employee of the Company or a Subsidiary and has been in the employ of the Company or a Subsidiary continuously since the Date of Grant, subject to any determination made by the Committee with respect to authorized leaves of absence.
          5.2 Nothing contained herein shall be construed to impose upon the Company or upon any Subsidiary any obligation to employ Optionee for any period or, except as specifically provided otherwise herein, to supersede or in any way alter, increase or diminish the respective rights and obligations of the Company or Subsidiary and Optionee under any employment contract now or hereafter existing between them.
     6. Termination of Employment.
          6.1 If the employment of Optionee with the Company or a Subsidiary shall terminate because of Disability or death of Optionee, (a) the Option, to the extent exercisable on the date of termination of employment, shall remain in full force and effect and may be exercised pursuant to the provisions hereof at any time until the earlier of the Expiration Date and the expiration of 12 months following termination of the employment of Optionee, and (b) the Option, to the extent not then presently exercisable, shall terminate as of the date of such termination of employment and shall not be exercisable thereafter.
          6.2 If the employment of Optionee with the Company or a Subsidiary is terminated by the Company or Subsidiary for Cause, the Option, whether vested or not, shall terminate concurrently with the first discovery by the Company of any reason for the termination of Optionee’s employment for Cause and shall not be exercisable thereafter. If Optionee’s employment with the Company or a Subsidiary is suspended pending an investigation of whether reason for termination for Cause existed, all of Optionee’s rights under the Option, including but not limited to the right to exercise the Option, shall likewise be suspended during such period of investigation.
          6.3 If the employment of Optionee with the Company or a Subsidiary shall terminate for any reason other than the reasons set forth in Section 6.1 or Section 6.2 hereof, unless otherwise provided by the Committee, (a) the Option, to the extent then presently exercisable, may be exercised pursuant to the provisions hereof at any time until the earlier of the Expiration Date and the expiration of three months after the date of such termination of employment (except that the three month period shall be extended to 12 months if Optionee shall die during such three month period), and (b) the Option, to the extent not then presently exercisable, shall terminate as of the date of such termination of employment and shall not be exercisable thereafter.

     7. Securities Laws Requirements.
          7.1 The Option shall not be exercisable unless and until any applicable registration or qualification requirements of federal and state securities laws, and all other requirements of law or any regulatory bodies having jurisdiction over such exercise or issuance and delivery, have been fully complied with. The Company will use reasonable efforts to maintain the effectiveness of a registration statement under the Securities Act for the issuance of the Option and the Option Shares but there may be times when no such registration statement will be currently effective. Exercise of the Option may be temporarily suspended without liability to the Company during times when no such registration statement is currently effective, or during times when, in the reasonable opinion of the Committee, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company. If the Option would expire for any reason other than the passage of the Expiration Date, then if exercise of the Option is duly tendered before such expiration, the Option shall be exercisable and deemed exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. The Company shall have no obligation to file any registration statement covering resales of the Option Shares.
          7.2 Upon each exercise of the Option, Optionee shall represent, warrant and agree, by the Notice and Agreement of Exercise delivered to the Company, that (a) no Option Shares will be sold or otherwise distributed in violation of the Securities Act or any other applicable federal or state securities laws, (b) if Optionee is subject to the reporting requirements under Section 16(a) of the Exchange Act, Optionee will furnish to the Company a copy of each Form 4 or Form 5 filed by Optionee and will timely file all reports required under federal securities laws, and (c) Optionee will report all sales of Option Shares to the Company in writing on the form prescribed from time to time by the Company. All Option Share certificates may be imprinted with legends reflecting federal and state securities law restrictions and conditions and the Company may comply therewith and issue “stop transfer” instructions to its transfer agents and registrars without liability.
     8. Non-transferability of Option.
          The Option evidenced by this Agreement is not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and shall be exercisable during Optionee’s lifetime only by Optionee or by Optionee’s guardian or legal representative. To the extent the Option is transferred in accordance with the foregoing provisions of this Section 8, the Option may only be exercised by the person or persons who acquire a pecuniary interest in the Option pursuant to such transfer. Except as provided above, the Option evidenced by this Agreement shall not be assignable by operation of law and shall not be subject to attachment, execution, garnishment, sequestration, the law of bankruptcy or any other legal or equitable process. Any attempted assignment, transfer, pledge, hypothecation or other disposition contrary to the provisions of this Agreement, and the levy of any execution, attachment or similar process thereupon, shall be null and void and without effect.

     9. Changes in Capitalization.
          In the event that at any time after the Date of Grant the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, spin-off, recapitalization, reorganization, liquidation, dissolution or other similar corporate change, or any other increase, decrease or change in the Common Stock without receipt or payment of consideration by the Company including stock split, stock dividend, combination of shares or the like, the aggregate number of Option Shares subject to the Option which have not vested under this Agreement, subject to any required action by the stockholders of the Company, shall automatically be proportionately adjusted. Notwithstanding the foregoing, however, nothing contained in this Agreement shall allow, or have the effect of, a “modification” or an “extension” (within the meaning of those terms under Section 409A of the Code and the Treasury Regulations and administrative guidance thereunder) of any Option, which would include, but not be limited to, any change having the effect of a reduction of the exercise price under any Option to an amount less than the Fair Market Value of a Share of Common Stock as of the Date of Grant as determined for purposes of Section 409A of the Code.
     10. Reorganization of the Company.
          The existence of the Option and this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     11. Privileges of Ownership.
          Optionee shall not have any of the rights of a stockholder with respect to the Option Shares covered by the Option except to the extent that share certificates have actually been issued and registered in Optionee’s name on the books of the Company or its registrar upon the due exercise of the Option. The Company shall be allowed a reasonable time following notice of exercise in which to accomplish the issuance and registration.
     12. Reference to 2006 Plan.
          The Option is granted pursuant to the 2006 Plan and this Agreement and the Option are subject to all of the terms and conditions of the 2006 Plan, which are hereby incorporated by reference. In the event of any conflict between this Agreement and the 2006 Plan, the provisions of the 2006 Plan shall prevail. By execution of this Agreement, Optionee agrees to be bound by all terms, provisions, conditions and limitations of the 2006 Plan and all determinations of the Committee pursuant thereto.

     13. Clawback Policy.
          Notwithstanding any provisions in the 2006 Plan or this Agreement to the contrary, the Option, this Agreement and any Shares acquired pursuant to the exercise of the Option shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder.
     14. Notices.
          Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of its Corporate Secretary at 2700 Research Forest Dr., The Woodlands, Texas 77381, and any notice to be given to Optionee shall be addressed to Optionee at the address appearing on the employment records of the Company, or at such other address or addresses as either party may hereafter designate in writing to the other. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope, addressed as herein required and deposited, postage prepaid, in a post office or branch post office regularly maintained by the United States Government.
     15. Withholding Taxes.
          The Company shall have the right at the time of exercise of the Option to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise (“Tax Liability”), to ensure the payment (through withholding from Optionee’s salary or the Option Shares or otherwise as the Company shall deem in its sole and conclusive discretion to be in its best interests) of any such Tax Liability.
     16. Number and Gender.
          Terms used herein in any number or gender include other numbers or genders, as the context may require.
     17. Counterparts.
          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     18. Governing Law.
          This Agreement and performance under it, shall be construed in accordance with and under the laws of the State of Delaware. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope, such term or provision shall be adjusted rather than voided and interpreted so as to be enforceable to the fullest extent possible, and all other terms and provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.
          IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement as of the Date of Grant.

“OPTIONEE”	“COMPANY”

NEWPARK RESOURCES, INC.

(Signature)

By:
(Print Name)	Paul L. Howes, Chief Executive Officer

EXHIBIT A
NEWPARK RESOURCES, INC.
NOTICE AND AGREEMENT OF EXERCISE
OF NON-QUALIFIED STOCK OPTION
                    , ___
     I hereby exercise my Newpark Resources, Inc. Non-Qualified Stock Option dated ________, ___, as to _____shares of Newpark Resources, Inc. common stock, $.01 par value (the “Option Shares”).
     Enclosed are the documents and payment specified in Section 4 of my Option Agreement. I understand that no Option Shares shall be issued and delivered unless and until any applicable registration requirements of the Securities Act of 1933, as amended, any listing requirements of any securities exchange on which stock of the same class is then listed, and any other requirements of law or any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with. I hereby represent, warrant and agree, to and with Newpark Resources, Inc. (the “Company”), that:
     a. The Option Shares I am purchasing are being acquired for my account, and no other person (except, if I am married, my spouse) will own any interest therein.
     b. I will not sell or dispose of my Option Shares in violation of the Securities Act of 1933 or any other applicable Federal or state securities laws. I will obtain the Company’s advice prior to any disposition of my Option Shares.
     c. I agree that the Company may, without liability, place legend conditions upon my Option Shares and issue “stop transfer” restrictions requiring compliance with applicable securities laws and the terms of my Option.
     d. If and so long as I am subject to reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, I will furnish to the Company a copy of each Form 4 or Form 5 filed by me and will timely file all reports required under the Federal securities laws.
     e. I will report to the Company all sales of Option Shares on the form prescribed from time to time by the Company.
     The number of Option Shares specified above are to be issued in the following registration (husband and wife will be shown to be joint tenants unless I state that the Option Shares will be held as community property or as tenants in common):

(Print your name)	(Signature)

(Option — Print name of spouse if you wish joint registration)
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